Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Third Quarter 2017 Financial Results
Third Quarter GAAP EPS Increased 75%
Total Revenues Increased by 17% and 42% for 3Q17 and YTD 2017, respectively

INCLINE VILLAGE, NV, November 2, 2017 – PDL BioPharma, Inc. (PDL or the Company) (NASDAQ: PDLI) today reported financial results for the third quarter ended September 30, 2017 including:

•	Total revenues of $62.7 million and $252.0 million for the three and nine months ended September 30, 2017, respectively.

•	GAAP diluted EPS of $0.14 and $0.56 for the three and nine months ended September 30, 2017, respectively.

•	GAAP net income attributable to PDL’s shareholders of $20.7 million and $88.4 million for the three and nine months ended September 30, 2017, respectively.

•
Non-GAAP net income attributable to PDL’s shareholders of $21.7 million and $73.7 million for the three and nine months ended September 30, 2017. A full reconciliation of all components of the GAAP to non-GAAP financial results can be found in Table 4 at the end of the release.

Revenue Highlights

•	Total revenues of $62.7 million for the three months ended September 30, 2017 included:

◦	Royalties from PDL’s licensees to the Queen et al. patents of $1.4 million, which consisted of royalties earned on sales of Tysabri® under a license agreement;

◦
Net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets of $35.4 million, which consisted of the change in estimated fair value of our royalty right assets, primarily related to Depomed, Inc.;

◦	Interest revenue from notes receivable financings to kaléo and CareView Communications of $6.1 million; and

◦
Product revenues of $20.1 million, which consisted of $15.1 million from sales of Tekturna® and Tekturna HCT® in the United States, Rasilez® and Rasilez HCT® in the rest of the world (collectively, the Noden Products) and $5.0 million for sales and leasing of the LENSAR Laser System.

•	Total revenues increased by 17 percent for the three months ended September 30, 2017, when compared to the same period in 2016.

◦	Royalties from PDL’s licensees to the Queen et al. patents were lower due to reduced sales of Tysabri that was manufactured prior to the patent expiry date;

◦	The increase in royalty rights - change in fair value was primarily due to the current period increase in fair value of the Depomed, Inc. royalty asset by $22.0 million.

◦
PDL received $26.3 million in net cash royalties from its royalty rights in the third quarter of 2017, compared to $15.3 million for the same period of 2016. The increase in cash royalties is mainly due to the launch of the authorized generic for Glumetza® sold by Valeant Pharmaceuticals International, Inc. (Valeant) subsidiary,

Oceanside Pharmaceuticals, Inc. PDL received royalties on the authorized generic equivalents under the same terms as the branded Glumetza.

◦	The decrease in interest revenues was primarily due to the early repayment of the Paradigm Spine, LLC note receivable investment.

◦	The increase in product revenues were derived from the sale and lease of the LENSAR Laser System, which PDL did not begin to recognize until May 11, 2017.

•	Total revenues increased by 42 percent for the nine months ended September 30, 2017, when compared to the same period in 2016.

◦	The decrease in royalties from PDL’s licensees to the Queen et al. patents is due to the expiration of the patent license agreement with Genentech, Inc. and reduced royalties on Tysabri.

◦	The increase in royalty rights - change in fair value was primarily due to the year-to-date increase in fair value of the Depomed, Inc. royalty asset by $144.3 million.

◦	PDL received $74.4 million in net cash royalties from its royalty rights in the nine months ended September 30, 2017, compared to $47.2 million for the same period of 2016.

◦	The decrease in interest revenues was primarily due to the early repayment of the Paradigm Spine, LLC note receivable investment and ceasing to recognize interest from the LENSAR note receivable.

◦
Product revenue increased due to sales of the Noden Products, which PDL did not begin to recognize until the third quarter of 2016 and the sale and lease of the LENSAR Laser System, which PDL did not begin to recognize until May 11, 2017.

◦
License and other revenue increased by $19.5 million primarily due to a $19.5 million payment from Merck as part of the previously announced settlement agreement to resolve the patent infringement lawsuits related to Keytruda®.

Operating Expense Highlights

•
Operating expenses were $30.1 million for the three months ended September 30, 2017, compared to $21.0 million for the same period of 2016. The increase in operating expenses for the three months ended September 30, 2017, as compared to the same period in 2016, was primarily a result of the $5.6 million increase in costs of Noden and LENSAR product revenues, $5.0 million increase in Noden and LENSAR sales and marketing costs due to the increase in sales force headcount, and increase general and administrative expenses, partially offset by the $1.4 million decrease in amortization of the Novartis anniversary payment and contingent consideration.

•
Operating expenses were $88.1 million for the nine months ended September 30, 2017, compared to $40.7 million for the same period of 2016. The increase in operating expenses for the nine months ended September 30, 2017, as compared to the same period in 2016, was primarily a result of the $12.6 million increase in costs of Noden and LENSAR product revenues, the $12.4 million increase in amortization of intangible assets, the $11.2 million increase in Noden and LENSAR sales and marketing costs due to a increase in sales force headcount, the $8.7 million increase general and administrative expenses related to the Noden and LENSAR businesses being acquired by PDL in the prior year, and $4.7 million increase in research and development, partially offset by the $3.5 million decrease in acquisition related expenses related to the Noden acquisition in 2016.

Recent Developments

•
On October 27, 2017, PDL and Depomed, Inc. entered into a settlement agreement with Valeant Pharmaceuticals International, Inc. to resolve all matters addressed in the lawsuit filed by Depomed on September 7, 2017 relating to underpayment of royalties by Valeant. Under the terms of the Settlement Agreement, the litigation will be dismissed, with prejudice, and Valeant paid a one-time, lump-sum payment of $13.0 million, which will be transferred to PDL pursuant to the terms of the Depomed Royalty Agreement. The cash from the settlement agreement is expected to be received in Q4 2017 and has been reflected in the Depomed royalty rights asset discounted cashflow valuation as of September 30, 2017.

•
On October 26, 2017, PDL submitted a proposal to acquire Neos Therapeutics, Inc. for $10.25 per share in cash, which represented a premium of 40 percent to the closing price of Neos shares on October 25, 2017 and a premium of 41 percent to Neos' share price prior to PDL's initial proposal on June 23, 2017. The acquisition of Neos is consistent with PDL's stated strategy for growth and is a logical next step in the execution of its strategic plan. In particular, the Company believes that this acquisition would create an attractive pediatric platform and foundation for future growth. Subsequently, Neos' Board of Directors rejected PDL’s proposal and refuses to engage in a constructive dialogue with

PDL management on behalf of Neos’ shareholders. PDL has a number of investment opportunities before it, of which Neos is only one. PDL's proposal remains outstanding through November 8, 2017. PDL will evaluate all of its options in the interim.

•
On October 26, 2017, Biogen sent to PDL a notice of overpayment related to royalties on Tysabri on sales in the US, Spain, Italy and South Africa for $13.5 million through the period ending September 30, 2017. The notice states that the overpayment was the result of royalties being paid on product manufactured after the expiration of the Queen et al. patents. PDL received cash payments of $14.9 million during the third quarter of 2017. As a result of the receipt of this overpayment notice, royalty revenue from the Queen et al. patents was $1.4 million, in the third quarter of 2017, which was the net amount of $14.9 million cash received and the potential overpayment of $13.5 million. PDL recorded a refund liability for the potential overpayment amount of $13.5 million at September 30, 2017. Biogen indicated to us that royalty payment for Tysabri in the fourth quarter of 2017 will be $4.5 million leaving a net potential overpayment of $9.0 million. PDL is currently working with Biogen to resolve this issue.

•
In October 2017, PDL received a royalty payment from Valeant in the amount of $6.9 million for royalties earned on sales of Glumetza for the month of September. The royalty payment included royalties related to the authorized generic version of Glumetza.

•
On September 21, 2017, PDL entered into an agreement with a third-party purchaser, pursuant to which PDL sold its entire interest in the kaléo, Inc note. Pursuant to the agreement, the purchaser paid PDL an amount equal to 100% of the then outstanding principal plus a premium of 1% of the principal amount and accrued interest, for an aggregate cash purchase price of $141.7 million, subject to an 18-month escrow holdback of $1.4 million against certain potential contingencies.

Other Financial Highlights

•	PDL had cash, cash equivalents, short-term investments and other investments of $516.5 million at September 30, 2017, compared to $242.1 million at December 31, 2016.

•
Net cash provided by operating activities in the nine months ended September 30, 2017 was $58.1 million, compared with $86.1 million in the same period in 2016. The decrease was as a result of the fair value changes of PDL’s royalty rights.

•
PDL anticipates an estimated cash tax rate of 22% as the company begins to utilize available tax operating loss carry forwards and credits and expects an effective tax rate of approximately 41% in fiscal 2017, which is dependent on the mix and timing of income.

Conference Call and Webcast Details

PDL will hold a conference call to discuss financial results at 4:30 p.m. Eastern Time today, November 11, 2017.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 8794857. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through one week following the call, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 8794857.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

We seek to provide a significant return for its shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. In 2012, PDL began providing alternative sources of capital through royalty monetizations and debt facilities, and in 2016, began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products. To date, PDL has consummated 17 such transactions, of which 9 are active and outstanding. PDL has one debt transaction outstanding, representing deployed and committed capital of $20.0 million: CareView; one hybrid royalty/debt transaction outstanding, representing deployed and committed capital of $44.0 million: Wellstat Diagnostics; and five royalty transactions outstanding, representing deployed and committed capital of $396.1 million and $397.1 million, respectively: KYBELLA®, AcelRx, University of Michigan, Viscogliosi Brothers and Depomed. Our equity and loan investments in Noden represent deployed and committed capital of $179.0 million and $202.0 million, respectively, and its converted equity and loan investment in LENSAR represents deployed capital of $40 million.

NOTE: PDL, PDL BioPharma, the PDL logo and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary, to PDL BioPharma, Inc. which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business, restrict or impede the ability of the Company to invest or acquire new products are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission, filed with the Securities and Exchange Commission on March 1, 2017. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

TABLE 1
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues
Royalties from Queen et al. patents	$1,443	$14,958	$31,884	$150,645
Royalty rights - change in fair value	35,353	16,085	132,224	(11,872)
Interest revenue	6,051	8,594	16,968	24,901
Product revenue, net	20,067	14,128	51,477	14,128
License and other	(165)	(127)	19,471	7
Total revenues	62,749	53,638	252,024	177,809

Operating Expenses
Cost of product revenue (excluding intangible amortization)	5,565	—	12,632	—
Amortization of intangible assets	6,275	6,014	18,438	6,014
General and administrative expenses	11,989	10,396	35,853	27,193
Sales and marketing	4,994	11	11,194	11
Research and development	605	1,933	6,652	1,933
Change in fair value of anniversary payment and contingent consideration	700	2,083	3,349	2,083
Acquisition-related costs	—	546	—	3,505
Total operating expenses	30,128	20,983	88,118	40,739
Operating income	32,621	32,655	163,906	137,070

Non-operating expense, net
Interest and other income, net	238	162	726	404
Interest expense	(5,096)	(4,513)	(15,082)	(13,524)
Gain (loss) on bargain purchase	(2,276)	—	3,995	—
Total non-operating expense, net	(7,134)	(4,351)	(10,361)	(13,120)

Income before income taxes	25,487	28,304	153,545	123,950
Income tax expense	4,755	14,400	65,180	50,011
Net income	20,732	13,904	88,365	73,939
Less: Net (loss)/income attributable to noncontrolling interests	—	(3)	(47)	(3)
Net income attributable to PDL’s shareholders	$20,732	$13,907	$88,412	$73,942

Net income per share
Basic	$0.14	$0.08	$0.56	$0.45
Diluted	$0.14	$0.08	$0.56	$0.45

Shares used to compute income per basic share	151,146	163,856	156,802	163,771
Shares used to compute income per diluted share	152,317	164,285	157,529	164,075

Cash dividends declared per common share	$—	$—	$—	$0.10

TABLE 2
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	September 30,	December 31,
	2017	2016
Cash, cash equivalents and short-term investments	$516,494	$242,141
Total notes receivable	$70,636	$270,950
Total royalty rights - at fair value	$351,969	$402,318
Total assets	$1,223,838	$1,215,387
Total convertible notes payable	$240,638	$232,443
Total stockholders’ equity	$822,982	$755,423

TABLE 3
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2017	2016
Net income	$88,365	$73,939
Adjustments to reconcile net income to net cash provided by (used in) operating activities	(74,202)	22,682
Changes in assets and liabilities	43,900	(10,556)
Net cash provided by operating activities	$58,063	$86,065

TABLE 4
PDL BIOPHARMA, INC.
GAAP to NON-GAAP RECONCILIATION:
NET INCOME AND DILUTED EARNINGS PER SHARE
(Unaudited)
(In thousands, except per share amount)

A reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
GAAP net income attributed to PDL’s shareholders as reported	$20,732	$13,907	$88,412	$73,942
Adjustments to Non-GAAP net income (as detailed below)	975	4,960	(14,730)	44,211
Non-GAAP net income attributed to PDL’s shareholders	$21,707	$18,867	$73,682	$118,153

An itemized reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
GAAP net income attributed to PDL’s shareholders as reported	$20,732	$13,907	$88,412	$73,942
Adjustments:
Mark-to-market adjustment to fair value assets	(9,011)	(754)	(57,820)	59,112
Non-cash interest revenues	(670)	(468)	(823)	(2,744)
Non-cash stock-based compensation expense	939	1,050	3,014	2,649
Non-cash debt offering costs	2,801	2,048	8,195	6,067
Mark-to-market adjustment on warrants held	165	128	29	875
Amortization of the intangible assets	6,275	6,014	18,438	6,014
Mark-to-market adjustment of anniversary payment and contingent consideration	700	2,083	3,349	2,083
Income tax effect related to above items	(224)	(5,141)	10,888	(29,845)
Total adjustments	975	4,960	(14,730)	44,211
Non-GAAP net income	$21,707	$18,867	$73,682	$118,153

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net income, and diluted earnings per share, and are not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net income“ is not based on any standardized methodology prescribed by GAAP and represent GAAP net income adjusted to exclude (1) mark-to market adjustments related to the fair value election for our investments in royalty rights presented in our earnings, which include the fair value re-measurement of future discounted cash flows for each of the royalty rights assets we have acquired, (2) non-cash interest revenue from notes receivable (3) stock-based compensation expense, (4) non-cash interest expense related to PDL debt offering costs, (5) mark-to market adjustments related to warrants held, (6) mark-to-market adjustment related to acquisition-related contingent considerations, (7) amortization of intangible assets, and to adjust (7) the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income. Non-GAAP financial measures used by PDL may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.